UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

B2GOLD CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	n/a
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Park Place
Suite 3400 - 666 Burrard Street
Vancouver, British Columbia V6C 2X8
Canada V7X IJ
(604) 681-8371
(Address of Principal Executive Offices)

Restricted Share Unit Plan (Amended)
(Full title of plan)

C T Corporation System

28 Liberty Street

New York, New York 10005
(Name and address of agent for service)

(215) 590-9070
(Telephone number, including area code, of agent for service)

With a copy to:

David S. Stone
John J. Koenigsknecht
Neal, Gerber & Eisenberg LLP
Two North LaSalle Street
Suite 1700
Chicago, Illinois 60602
(312) 269-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ❑

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed to register an additional 5,000,000 Common Shares of B2Gold Corp. (the "Registrant") under the B2Gold Corp. Restricted Share Unit Plan (the "RSU Plan"), which are the same class as those Common Shares registered under the Registrant's Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on Form S-8 (File Nos. 333-192555, 333-200228, 333-206811, 333-226063 and 333-239197). This Registration Statement has been prepared in accordance with General Instruction E of Form S-8 and the previously filed Registration Statements are incorporated by reference in this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated in this registration statement by reference:

(a) The Annual Report on Form 40-F for the year ended December 31, 2022, filed with the Commission on March 16, 2023;

(b) Consolidated Financial Statements for the three months ended March 31, 2023 (incorporated by reference to Exhibit 99.1 of the Company's Report on Form 6-K, as furnished to the Commission on May 9, 2023, and deemed filed herein);

(c) Management's Discussion and Analysis of the Company for the three months ended March 31, 2023 (incorporated by reference to Exhibit 99.2 of the Company's Report on Form 6-K, as furnished to the Commission on May 9, 2023, and deemed filed herein);

(d) Consolidated Financial Statements for the six months ended June 30, 2023 (incorporated by reference to Exhibit 99.1 of the Company's Report on Form 6-K, as furnished to the Commission on August 2, 2023, and deemed filed herein);

(e) Management's Discussion and Analysis of the Company for the six months ended June 30, 2023 (incorporated by reference to Exhibit 99.2 of the Company's Report on Form 6-K, as furnished to the Commission on August 2, 2023, and deemed filed herein);

(f) Notice of Meeting and Management Information Circular of the Company dated May 15 , 2023 (incorporated by reference to Exhibit 99.1 of the Company's Report on Form 6-K, as furnished to the Commission on May 23, 2023, and deemed filed herein);

(g) All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since March 16, 2023; and

(h) The description of the Registrant's securities contained in the Registrant's registration statement on Form 40-F filed under the Exchange Act on May 20, 2013.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Ken Jones, Thomas Garagan, William Lytle, Peter Montano, Kevin Pemberton, Brian Scott and John Rajala are experts named in this registration statement who are employees or former employees of the Registrant.  Current employee experts may participate in the Registrant's RSU Plan and other share-based compensation plans pursuant to the terms of such plans.

Item 6. Indemnification of Directors and Officers.

The Business Corporations Act (British Columbia) ("BCBCA") provides that a company may:

  indemnify an eligible party against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and

  after the final disposition of an eligible proceeding, pay the "expenses" (which includes costs, charges and expenses (including legal and other fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purpose of the BCBCA, an "eligible party," in relation to a company, means an individual who:

  is or was a director or officer of the company;

  is or was a director or officer of another corporation

    at a time when the corporation is or was an affiliate of the company, or at the request of the company; or

  at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An "eligible proceeding" under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A "proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be; or

  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation (as defined in the BCBCA), the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.

Despite any other provision under Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

  order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

  order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

  order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

  order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under section 164 of the BCBCA; or
  make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

The Registrant's articles provide that, subject to the BCBCA, the Registrant must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties (as defined in the Registrant's articles) to which such person is or may be liable and must, after the final disposition of an eligible proceeding (as defined in the Registrant's articles), pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Pursuant to the Registrant's articles, each director and alternate director is deemed to have contracted with the Registrant on the aforementioned terms.

The Registrant's articles further provide that the Registrant may indemnify any person, subject to any restrictions in the BCBCA, and that the failure of a director, alternate director or officer of the Registrant to comply with the BCBCA or the Registrant's articles does not invalidate any indemnity to which he or she is entitled under the Registrant's articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of certain eligible persons, as set out in the articles.

The Registrant maintains directors' and officers' liability insurance coverage through a policy covering the Registrant and its subsidiaries, which has an annual aggregate policy limit of USD$100 million, subject to a corporate retention of USD$5 million per loss for all claims pursuant to securities laws, and a USD$5 million retention for all other loss to which a retention applies. This insurance provides coverage for indemnity payments made by the Registrant to its directors, alternate directors and officers as required or permitted by law for losses, including legal costs, incurred by officers, directors and alternate directors in their capacity as such. This policy also provides coverage directly to individual directors, alternate directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors, alternate directors and officers has customary exclusions, including certain acts of libel and slander, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

The Registrant has also entered into an indemnification agreement (the "Indemnification Agreement") with each of its directors which is intended to complement the indemnity and protection available under the Registrant's articles of incorporation and the directors' and officers' liability insurance policy maintained by the Registrant. The Indemnification Agreement provides that the Registrant will (subject to certain exceptions) defend, hold harmless and indemnify its directors in connection with any proceeding covered by the Indemnification Agreement. The Indemnification Agreement also provides that the Registrant will, if certain conditions are met, pay or reimburse in advance expenses incurred by a director in connection with a proceeding covered by the Indemnification Agreement.  Further, the Indemnification Agreement requires that if a director is paid or reimbursed by Registrant as set out in Section 4 of the Indemnification Agreement and it is ultimately determined by the court that the director was not entitled to such full or partial indemnification, then the director shall reimburse the Registrant any such applicable amount.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	B2Gold Corp. Restricted Share Unit Plan, as amended (incorporated herein by reference to Schedule "B" to the Notice of Meeting and Information Circular filed as Exhibit 99.1 to the Report on Form 6-K for the month of May, 2023 and furnished to the Commission on May 23, 2023 and deemed filed herein)
5.1	Opinion and Consent of Lawson Lundell LLP
23.1	Consent of Lawson Lundell LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Ken Jones
24.4	Consent of Thomas Garagan
23.5	Consent of William Lytle
23.6	Consent of Peter Montano
23.7	Consent of Kevin Pemberton
23.8	Consent of Brian Scott
23.9	Consent of John Rajala
24.1	Power of Attorney (included in signature page)

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 3rd day of August, 2023.

B2GOLD CORP.

By: /s/ Clive Johnson
Name: Clive Johnson
Title: President and CEO

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Clive T. Johnson and Mike Cinnamond, or either of them, as the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), exhibits thereto, and other documents in connection therewith to this registration statement and any related registration statements necessary to register additional securities and to file the same with exhibits thereto and other documents in connection therewith with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Clive Johnson	President, Chief Executive Officer and Director	August 3, 2023
Clive T. Johnson	(Principal Executive Officer)

/s/ Mike Cinnamond	Senior Vice President of Finance and Chief Financial Officer	August 3, 2023
Mike Cinnamond	(Principal Financial Officer and Principal
Accounting Officer)

/s/ Kelvin Dushnisky	Chair of the Board	August 3, 2023
Kelvin Dushnisky

/s/ Kevin Bullock	Director	August 3, 2023
Kevin Bullock

/s/ George Johnson	Director	August 3, 2023
George Johnson

/s/ Liane Kelly	Director	August 3, 2023
Liane Kelly

/s/ Jerry Korpan	Director	August 3, 2023
Jerry Korpan

/s/ Thabile Makgala	Director	August 3, 2023
Thabile Makgala

/s/ Lisa Pankratz	Director	August 3, 2023
Lisa Pankratz

/s/ Robin Weisman	Director	August 3, 2023
Robin Weisman

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	B2Gold Corp. Restricted Share Unit Plan as amended (incorporated herein by reference to Schedule "B" to the Notice of Meeting and Information Circular filed as Exhibit 99.1 to the Report on Form 6-K for the month of May, 2023 and furnished to the Commission on May 23, 2023 and deemed filed herein)
5.1	Opinion and Consent of Lawson Lundell LLP
23.1	Consent of Lawson Lundell LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Ken Jones
24.4	Consent of Thomas Garagan
23.5	Consent of William Lytle
23.6	Consent of Peter Montano
23.7	Consent of Kevin Pemberton
23.8	Consent of Brian Scott
23.9	Consent of John Rajala
24.1	Power of Attorney (included in signature page)
107	Filing Fee Table